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                                                                       Exhibit 5

                                October 28, 1998


Value City Department Stores, Inc.
3241 Westerville Road
Columbus, Ohio 43224

Gentlemen:

          With respect to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Value City Department Stores, Inc. (the "Company") under the Securities Act of 1933, as amended, relating to the registration of 621,668 common shares of the Company, without par value (the "Shares"), we advise you as follows:

          We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company's Amended and Restated Articles of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance and sale of the Shares, and such other documents and authorities as we deem relevant for the purpose of this opinion.

          Based upon the foregoing, we are of the opinion that, upon compliance with the Securities Act of 1933, as amended, and with the securities or "blue sky" laws of the states in which the Shares are to be offered for sale, the Shares will be validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.


                                           Very truly yours,


                                           /s/ Porter, Wright, Morris & Arthur


                                           PORTER, WRIGHT, MORRIS & ARTHUR